Fidelity Bond Coverage

Underwriter:                                                                           Continental Casualty Company
Period for which premiums have been paid: From 12:01 a.m. on 8/19/2009 to 12:01 a.m. on 8/19/2010.

Policy Number:  169906855

Company	Coverage	Premium
Advisors’ Inner Circle Fund	$40,000,000	$30,369
CNI Charter Funds	$40,000,000	$9,590
The Advisors’ Inner Circle Fund II	$40,000,000	$7,690
Bishop Street Funds	$40,000,000	$769
Causeway Capital Management Trust	$40,000,000	$2,574
SEI Asset Allocation Trust	$40,000,000	$2,792
SEI Daily Income Trust	$40,000,000	$14,719
SEI Institutional International Trust	$40,000,000	$7,211
SEI Institutional Investments Trust	$40,000,000	$55,799
SEI Institutional Managed Trust	$40,000,000	$28,854
SEI Investments Distribution Co.	$40,000,000	$21,475
SEI Investments Global Funds Services	$40,000,000	$21,475
SEI Investments Management Corp.	$40,000,000	$0
SEI Liquid Asset Trust	$40,000,000	$1,300
SEI Tax Exempt Trust	$40,000,000	$5,905
SEI Structured Credit LP	$40,000,000	$540
SEI Alpha Strategy Portfolios LP	$40,000,000	$1,484